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                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10004


                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.


  OFFER TO PURCHASE FOR CASH BY BOGEN COMMUNICATIONS INTERNATIONAL, INC. UP TO
                      1,500,000 SHARES OF ITS COMMON STOCK
    AT A PURCHASE PRICE NOT GREATER THAN $3.00 NOR LESS THAN $2.50 PER SHARE


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
           ON TUESDAY, DECEMBER 4, 2001, UNLESS THE OFFER IS EXTENDED.
                 BOGEN MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                                                November 5, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Bogen Communications International, Inc., a Delaware corporation, has appointed us to act as in connection with its offer to purchase for cash up to 1,500,000 shares of its common stock, par value $0.001 per share, at a price not greater than $3.00 nor less than $2.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

      Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, Bogen will select the lowest purchase price between $2.50 and $3.00 net per share in cash, without interest, that will enable it to purchase 1,500,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the offer will be purchased at the same price.

      Bogen's offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated November 5, 2001, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

      Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the possible "odd lot" priority and the proration and conditional tender provisions described in the offer to purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 1,500,000 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Bogen's expense promptly following the expiration date.

      Bogen reserves the right, in its sole discretion, to purchase more than 1,500,000 shares pursuant to the offer, subject to applicable law.

      The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the offer to purchase.

      Upon the terms and conditions of Bogen's offer, if more than 1,500,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Bogen will purchase shares properly tendered at prices equal to or below the purchase price, first, at Bogen's election, from any person who owned beneficially or of record an aggregate of fewer than 100 shares and so certified in the appropriate place on the letter of transmittal and, if applicable, on a notice of guaranteed delivery, and then on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, and subject to the conditional tender provisions.

      For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         o      offer to purchase, dated November 5, 2001;

         o letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining those clients' instructions with regard to the tender offer;

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         o      letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

         o notice of guaranteed delivery to be used to accept the offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date; and

         o guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

      Your prompt action is requested. We urge you to contact your clients as promptly as possible. The tender offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, December 4, 2001, unless the offer is extended.

      No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to and the information agent as described in the offer to purchase). Bogen will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Bogen will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

      In order to properly tender shares under the tender offer, a shareholder must do EITHER (1) OR (2) below:

      (1) Provide that the depositary receives the following before the offer expires:

         o either (a) certificates for the shares or (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in Section 3 of the offer to purchase; and

         o either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an "agent's message" of the type described in Section 3 of the offer to purchase in the case of a book-entry transfer; and

         o      any other documents required by the letter of transmittal.

         (2) Comply with the guaranteed delivery procedure set forth in Section 3 of the offer to purchase.

      Any inquiries you may have with respect to the tender offer should be addressed to the information agent, at its address and telephone number set forth on the back page of the offer to purchase. Additional copies of the enclosed material may be obtained from MacKenzie Partners, Inc., by calling them collect at (212) 929-5500 or (800) 322-2885.


                                              Very truly yours,


                                              /s/ MacKenzie Partners, Inc.
                                              -----------------------------
                                              MacKenzie Partners, Inc.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF BOGEN, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.